UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2010

ARYx THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33782	77-0456039
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6300 Dumbarton Circle
Fremont, California	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 585-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 5, 2010, ARYx Therapeutics, Inc. (“ARYx”) received a deficiency letter from the Listing Qualifications Department, or the Staff, of The NASDAQ Stock Market notifying ARYx that, for the last 30 consecutive business days, the market value of ARYx’s listed securities has been below the minimum $50.0 million requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(2)(A), or the Rule.

In accordance with NASDAQ Listing Rule 5810(c)(3)(C), ARYx has been given 180 calendar days, or until October 4, 2010, to regain compliance with the Rule.  If, at any time before October 4, 2010, the market value of ARYx’s listed securities closes at $50.0 million or more for a minimum of 10 consecutive business days as required under NASDAQ Listing Rule 5810(c)(3)(C), the Staff will provide written notification to ARYx that it complies with the Rule.

If ARYx does not regain compliance with the Rule by October 4, 2010, the Staff will provide written notification to ARYx that its common stock may be delisted.  At that time, ARYx may either apply for listing on The NASDAQ Capital Market, provided it meets the continued listing requirements of that market as set forth in NASDAQ Listing Rule 5505, or appeal the decision to a NASDAQ Listing Qualifications Panel, or the Panel. In the event of an appeal, ARYx’s securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing.  There can be no assurance that, if ARYx does appeal a delisting determination by the Staff to the Panel, that such appeal would be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 9, 2010

ARYx THERAPEUTICS, INC.

	By:	/s/ David Nagler
David Nagler
Vice President, Corporate Affairs and Secretary